SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.        )

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EMPIRE RESORTS, INC.

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NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

EMPIRE RESORTS, INC.

C/O MONTICELLO CASINO AND RACEWAY

204 STATE ROUTE 17B, P.O. BOX 5013

MONTICELLO, NEW YORK 12701

DATE FIRST MAILED TO STOCKHOLDERS: OCTOBER 16, 2015

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY

To the Stockholders of Empire Resorts, Inc.:

On December 17, 2014, Empire Resorts, Inc. (“Empire,” and, together with its subsidiaries, the “Company,” “us,” “our” or “we”) through a wholly-owned subsidiary, Montreign Operating Company, LLC (“Montreign”), was unanimously selected by the New York State Gaming Facility Location Board (the “Siting Board”) as the sole Catskill/Hudson Valley Region One casino applicant eligible to apply to the New York State Gaming Commission for a license (a “Gaming Facility License”) to operate a resort casino (the “Casino Project”) to be located at the site of a four-season destination resort planned for the Town of Thompson in Sullivan County 90 miles from New York City (“Adelaar” or the “Adelaar Project”). The Adelaar Project is to be located on 1,500 acres (the “EPR Property”) owned by EPT Concord II, LLC (“EPT”) and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties (together with its subsidiaries, “EPR”). The Casino Project, to be called “Montreign Resort Casino”, is part of the initial phase of Adelaar, which will also include an Indoor Waterpark Lodge (the “Waterpark”), Rees Jones redesigned “Monster” Golf Course (the “Golf Course”) and an Entertainment Village, which will include retail, restaurant, shopping and entertainment (the “Entertainment Village”). Over the past four years, the Company has expended substantial time and resources on designing the Casino Project and, in conjunction with EPR, working with local, state and federal agencies and officials to obtain the necessary permits and approvals to begin construction.

In the event the Company is awarded a Gaming Facility License, it currently anticipates financing the associated costs and expenses of the license award and the development of the Casino Project with a combination of debt and equity financing. The Company may launch a rights offering to its existing equity holders in an amount necessary to meet the equity investment requirements of the Casino Project and to redeem certain outstanding shares of Series E preferred stock of the Company, par value $0.01 per share (the “Series E Preferred Stock”) in accordance with an existing settlement agreement. On June 26, 2014, the Company and Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, entered into a letter agreement (as amended, the “Commitment Letter”) pursuant to which Kien Huat agreed to participate in, and backstop, a rights offering (a “Casino Project Rights Offering”) in an amount up to $150 million plus the amount needed to redeem certain Series E Preferred Stock. For such commitment, the Company agreed to pay Kien Huat a fee of 1.0% of the maximum amount that may be raised, of which 0.5% was paid upon execution of the Commitment Letter and the remaining 0.5% is due if a rights offering is launched. On July 18, 2014, following the approval of the Company’s Board of Directors, Audit Committee and Strategic Development Committee (the “Development Committee”), the holders of a majority of the voting power of our outstanding voting stock approved by written consent the issuance of the Company’s common stock pursuant to the Commitment Letter. Pursuant to the Exchange Act of 1934, as amended, such approvals were effective on September 11, 2014.

On January 5, 2015, the Company commenced a rights offering (the “January 2015 Rights Offering”) for aggregate gross proceeds of $50 million to raise a portion of the equity financing necessary to develop the Casino Project. In partial satisfaction of Kien Huat’s obligations pursuant to the Commitment Letter, the Company and Kien Huat entered into a standby purchase agreement (the “January 2015 Standby Purchase Agreement”). Pursuant to the January 2015 Standby Purchase Agreement, Kien Huat exercised in full its basic subscription rights granted in the January 2015 Rights Offering and agreed it would exercise all rights not otherwise exercised by the other holders in an aggregate amount not to exceed $50 million. On January 2, 2015, the Company and

Kien Huat entered into an amendment to the Commitment Letter wherein, among other things, Kien Huat agreed to waive, solely with respect to the January 2015 Rights Offering, the condition precedent to the Casino Project Rights Offering that the Gaming Facility License shall have been awarded to Montreign. The January 2015 Rights Offering closed on February 6, 2015 and the Company received net proceeds of approximately $49.5 million, which are being used for the expenses relating to the pursuit of the Gaming Facility License for the Casino Project and for development purposes. If the Company is not awarded a Gaming Facility License, the remaining portion of the proceeds of the January 2015 Rights Offering will be used in its on-going operations. Under the January 2015 Standby Purchase Agreement, the Company paid Kien Huat a portion of the commitment fee described in the Commitment Letter in the amount of $250,000 and reimbursed Kien Huat for its expenses in an amount not exceeding $40,000.

Since our selection by the Siting Board to apply for a Gaming Facility License, we are contemplating changes to the Casino Project. The changes would require an increase in the previously-projected minimum capital investment we would make in the Casino Project. We expect that the planned revisions will provide incremental profit and cash flow to support the additional investment. In addition, Monticello Raceway Management, Inc. (“MRMI”), our wholly-owned subsidiary, and EPT have executed a term sheet (the “Term Sheet”) reflecting contemplated changes to the option agreement between MRMI and EPT, which was originally dated December 21, 2011 and last amended on June 20, 2014 (the “Option Agreement”). The Option Agreement grants to MRMI the sole and exclusive option to lease the portion of the EPT Property on which the Casino Project will be built. The Term Sheet contemplates, among other things, amendments to the Option Agreement that would require MRMI and/or its affiliates to lease the parcels on which the Golf Course and Entertainment Village will be located in addition to the Casino Project parcel in connection with the exercise of the Option Agreement for the portion of the EPT Property on which the Casino Project will be built. The Term Sheet also includes proposed terms on which MRMI and/or its affiliates would be responsible for developing the Golf Course and Entertainment Village, in addition to the Casino Project, and EPR would be responsible for developing the Waterpark.

To support the contemplated changes to the Casino Project and the expansion of the Company’s role at Adelaar to include the development of the Golf Course and Entertainment Village, the Company has obtained revised debt and equity financing commitments. In particular, on September 22, 2015, the Company and Credit Suisse AG (“Credit Suisse”) entered into an amended commitment letter, whereby Credit Suisse agreed to increase its debt financing commitment from a maximum of $478 million to up to a maximum of $545 million (“CS Credit Facility”). The CS Credit Facility remains subject to various conditions precedent, including the Company’s receipt of a Gaming Facility License and evidence of an equity investment, the amount of which requirement increased from $150 million to $301 million.

To meet the revised requirements of the CS Credit Facility, as well as to support the contemplated changes to the Casino Project and the expansion of the Company’s role at Adelaar, the Company and Kien Huat entered into a second amendment to the commitment letter (the “Second Amendment” or the “Second Amendment to the Commitment Letter”) on September 22, 2015. Pursuant to the Second Amendment to the Commitment Letter, Kien Huat increased its overall equity investment commitment to the Company from $150 million plus the amount necessary to redeem the Series E Preferred Stock to an aggregate total of $375 million, which amounts include the $50 million invested in the January 2015 Rights Offering pursuant to the January 2015 Standby Purchase Agreement. In particular, Kien Huat has agreed to participate in, and backstop, two additional rights offerings in support of the Company’s Casino Project and further involvement in the development of Adelaar, as well as to support the working capital needs of the Company. The first additional rights offering (the “License Grant Rights Offering”), if launched, would commence no later than ten days following the Company being granted a Gaming Facility License. Kien Huat has agreed to participate in, and backstop, the License Grant Rights Offering in an amount not to exceed $290 million. In addition, the Company may determine to commence a further subsequent rights offering (the “Follow-On Rights Offering” and, together with the License Grant Rights Offering, the “Project Rights Offerings”). Kien Huat has agreed to participate in, and backstop, such Follow-On Rights Offering on the same terms and conditions and at the same subscription price as the License Grant Rights Offering in an amount not to exceed (i) $325 million less (ii) the amount of the License Grant Rights Offering. The remaining terms of the Second Amendment, which is attached as Annex A to the Information Statement, are substantially the same as the Commitment Letter and are further detailed in the Information Statement.

On September 30, 2015, our Board of Directors approved an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Amendment”), to effect a reverse stock split in a ratio of not less than one-for-two to not more than one-for-five (the “Reverse Stock Split Proposal”). The Reverse Stock Split Proposal permits (but does not require) our Board of Directors to effect a reverse stock split of our outstanding common stock, par value $0.01 (“Common Stock”), at any time on or before December 31, 2016 by a ratio of not less than one-for-two and not more than one-for-five with the specific ratio to be fixed within this range by our Board of Directors in its sole discretion. We believe that enabling our Board of Directors to fix the timing and the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders. In fixing the ratio, our Board of Directors may consider, among other things, factors such as: the number of shares of our Common Stock outstanding; the then-prevailing trading price and trading volume of our Common Stock; the historical trading price and trading volume of our Common Stock; the anticipated impact of the reverse stock split on the trading market for our Common Stock; and prevailing general market and economic conditions.

The reverse stock split will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware, or at the later time set forth in the Amendment. The filing may occur any time after 20 days from the date of completion of mailing of the Information Statement to our shareholders of record as of October 5, 2015. The exact timing of the filing of the Amendment will be determined by our Board of Directors based on its evaluation as to if and when such action will be the most advantageous to our Company and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the filing of the Amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, our Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

This Notice and the accompanying Information Statement are being furnished to the stockholders of the Company to advise our stockholders that the holders of a majority of the voting power of the issued and outstanding shares of the Company’s Common Stock, Series B preferred stock, par value $0.01 per share (the “Series B Preferred Stock”), and Series E Preferred Stock (together with the Common Stock and Series B Preferred Stock, the “Voting Stock”) have acted by written consent to (i) approve the sale and issuance to Kien Huat of additional shares of our Common Stock issuable upon exercise of subscription rights granted in the Project Rights Offerings (the “Rights Offering Shares”) in accordance with the Second Amendment to the Commitment Letter and in the event the Company decides to launch one or both of such rights offerings and (ii) the Reverse Stock Split Proposal. The entry into the Second Amendment was approved by the Board of Directors of the Company, the Audit Committee and the Development Committee on September 22, 2015. The Reverse Stock Split Proposal was approved by the Board of Directors on September 30, 2015. The holders of a majority of the voting power of our Voting Stock also approved the Second Amendment and the Reverse Stock Split Proposal.

Please review the Information Statement included with this Notice for a more complete description of these matters.

The close of business on October 5, 2015, the date that the holders of a majority of the Voting Stock gave written consent, is the record date for the determination of stockholders entitled to notice of the action by written consent. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the corporate actions described above can be taken no sooner than 20 calendar days after the accompanying Information Statement is first mailed to the Company’s stockholders. Since the accompanying Information Statement is first being mailed to security holders on October 16, 2015, the corporate actions with respect to the issuance of the Rights Offering Shares will be effective on November 5, 2015 and the corporate actions with respect to the Reverse Stock Split Proposal may be taken on or after November 5, 2015.

IMPORTANT NOTICE: THIS NOTICE AND THE COMPANY’S INFORMATION STATEMENT CAN BE ACCESSED DIRECTLY AT THE FOLLOWING INTERNET ADDRESS: http://www.cstproxy.com/empireresorts/is2015.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of voting power of the Voting Stock, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information, and we are not, by sending this Information Statement, asking any of our security holders to vote. This Notice and the accompanying Information Statement serves as the notice required by Section 228 of the General Corporation Law of the State of Delaware of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By the Order of the Board of Directors,

/s/ Emanuel R. Pearlman

Name: Emanuel R. Pearlman
Title: Chairman of the Board of Directors

Monticello, New York

October 14, 2015

EMPIRE RESORTS, INC.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

INFORMATION STATEMENT

WE ARE NOT ASKING FOR YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

General

On December 17, 2014, Empire Resorts, Inc. (“Empire,” and, together with its subsidiaries, the “Company,” “us,” “our” or “we”) through a wholly-owned subsidiary, Montreign Operating Company, LLC (“Montreign”), was unanimously selected by the New York State Gaming Facility Location Board (the “Siting Board”) as the sole Catskill/Hudson Valley Region One (“our Area”) casino applicant eligible to apply to the New York State Gaming Commission (“NYSGC”) for a license (a “Gaming Facility License”) to operate a resort casino (the “Casino Project”) to be located at the site of a four-season destination resort planned for the Town of Thompson in Sullivan County 90 miles from New York City (“Adelaar” or the “Adelaar Project”). The Adelaar Project is to be located on 1,500 acres (the “EPR Property”) owned by EPT Concord II, LLC (“EPT”) and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties (together with its subsidiaries, “EPR”). The Casino Project, to be called “Montreign Resort Casino”, is part of the initial phase of Adelaar, which will also include an Indoor Waterpark Lodge (the “Waterpark”), Rees Jones redesigned “Monster” Golf Course (the “Golf Course”) and an Entertainment Village, which will include retail, restaurant, shopping and entertainment (the “Entertainment Village”). Together with the Casino Project, this initial phase of the Adelaar Project is referred to as the “Gaming Facility”. Over the past four years, the Company has expended substantial time and resources on designing the Casino Project and, in conjunction with EPR, working with local, state and federal agencies and officials to obtain the necessary permits and approvals to begin construction.

The proposal to build a Gaming Facility by Montreign that was selected by the Siting Board contemplates the following elements:

•	Montreign Resort Casino: An 18-story casino, hotel and entertainment complex featuring an 80,000 sq. ft. casino (with 61 table games and 2,150 state-of-the-art slot machines), 391 luxury rooms designed to meet the 4-star and 4-diamond standards of Forbes® and AAA®, multiple dining and entertainment options, and meeting and conference space.

•	Indoor Waterpark Lodge: A 350 room, family-style, non-gaming resort featuring a wide range of amenities including the excitement of an 80,000 sq. ft. indoor water park, dining facilities and other recreational opportunities. The Indoor Waterpark Lodge will be the first resort hotel with an indoor waterpark in the Catskills region.

•	Entertainment Village: A pedestrian-friendly, 200,000 sq. ft. entertainment village featuring multiple dining opportunities and specialty retail shops.

•	Monster Golf Course: This famous course will be redesigned and improved by Rees Jones, “The Open Doctor”. It will be playable by golfers of every skill level and is yet another amenity to complement Montreign Resort Casino, which will lease and manage the course.

Since our selection by the Siting Board, we are contemplating changes to the Casino Project. The changes would require an increase in the previously-projected minimum capital investment we would make in the Casino Project. We expect that the planned revisions will provide incremental profit and cash flow to support the additional investment. The differences between the proposal to build the Casino Project by Montreign that was selected by the Siting Board and the proposed improvements include the following:

Selected Plan	Proposed Plan
80,000 sq. ft. casino with 61 table games	Approximately 95,200 sq. ft. casino with approximately 102 table games Additionally, there will be a poker room and private gaming areas with a lounge

391 luxury rooms designed to meet the 4-star and 4-diamond standards of Forbes® and AAA®

Approximately 333 luxury rooms including 249 rooms of approximately 600 sq. ft. each, 60 suites of approximately 900 sq. ft. each, Penthouse level with 9 suites of approximately 1,100 to 2,300 sq. ft. each with butler service available, 8 garden suites of approximately 1,200 sq. ft. each and 7 two-story villas of approximately 1,800 sq. ft. each, all of which will be designed to meet the 5-star and 5-diamond standards of Forbes® and AAA®

20,000 sq. ft. meeting and conference space in the M Centre	Approximately 27,000 sq. ft. meeting and conference space in the M Centre

The anticipated changes and amendments include several minor changes to the building’s footprint. The hotel tower would be elongated by approximately 50 feet and a new basement level would be added under the main entrance of the Montreign Resort Casino. The overall square footage of the footprint of the building would not, however, increase. Minor modifications to the porte-cochere and loading areas would also be required. Many of the interior spaces would be redesigned. The size and number of restaurants would increase and include the addition of an upscale Asian restaurant. On-site parking would decrease by approximately 53 spaces to 3,389. Additionally, due to the increased meeting and conference space, the showroom will be removed. The proposed changes to the Casino Project are subject to the approval of, among others, the NYSGC. The Company received the approval of the Town Board of the Town of Thompson (the “Town Board”) and the Planning Board of the Town of Thompson (the “Planning Board”) in relation to the proposed changes to the Casino Project. In accordance with the Report and Findings of the Siting Board dated February 27, 2015, which is available on the NYSGC’s website, the NYSGC must ensure that Montreign substantially fulfills the commitments and executes the development plans presented in response to the Request for Application (“RFA”) Montreign submitted to the Siting Board and to ensure that any changes do not increase Montreign’s debt-to-equity ratio substantially beyond the levels presented by Montreign in its response to the RFA and/or standard industry practices. Therefore, we expect the increase in the minimum capital investment for the proposed plan to be financed by additional equity and debt financing in substantially the same debt-to-equity ratio previously considered.

On September 3, 2015, Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of the Company, and EPT, a wholly subsidiary of EPR, entered into a non-binding term sheet (the “Term Sheet”) reflecting general terms of a proposed amendment to the Option Agreement (the “Option Agreement”) between MRMI and EPT. The Option Agreement, which was originally executed on December 21, 2011 and last amended by letter agreement dated June 20, 2014, grants to MRMI the sole and exclusive option to lease the portions of the EPT Property on which the Casino Project will be developed. The Term Sheet contemplates, among other things, amendments to the Option Agreement that would require MRMI and/or its affiliates to lease the parcels on which the Golf Course and Entertainment Village will be located in addition to the Casino Project parcel in connection with the exercise of the Option Agreement for the portion of the EPT Property on which the Casino Project will be built. The Term Sheet also includes proposed terms on which MRMI and/or its affiliates would be responsible for developing the Golf Course and Entertainment Village, in addition to Montreign, and EPR would be responsible for developing the Waterpark. The Term Sheet is for discussion purposes only and is not binding on either MRMI or EPT until definitive agreements are executed and the terms of such definitive agreements may be subject to regulatory review and/or approval.

In the event the Company is awarded a Gaming Facility License, it currently anticipates financing the associated costs and expenses of the license award and the development of the Casino Project, and, if the parties agree to definitive terms, the Golf Course and Entertainment Village with a combination of debt and equity financing. To support the contemplated changes to the Casino Project and the proposed expansion of the Company’s role at Adelaar to include the development of the Golf Course and the Entertainment Village, the Company entered into amendments to the debt and equity financing commitments initially obtained in June 2014 in support of the Company’s application for a Gaming Facility License. For the debt portion of the Company’s financing, in June 2014 Credit Suisse AG (“Credit Suisse”) committed to provide a senior secured credit facility of up to a maximum amount of $478 million (the “CS Credit Facility”). On September 22, 2015, Credit Suisse and the Company entered into a further amendment to the commitment letter increasing the financing commitment Credit Suisse provided up to a maximum of $545 million. The CS Credit Facility provides that Credit Suisse may change the terms of the credit facility to ensure successful syndication. The CS Credit Facility is subject to various conditions precedent, including the Company’s receipt of a Gaming Facility License and evidence of an equity investment in the Company of up to $301 million.

The Company may launch a rights offering to its existing equity holders in an amount necessary to meet the equity investment requirements of the CS Credit Facility and to redeem certain outstanding shares of Series E preferred stock of the Company, par value $0.01 per share (the “Series E Preferred Stock”) in accordance with an existing settlement agreement. On June 26, 2014, the Company and Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, entered into a letter agreement (as amended, the “Commitment Letter”) pursuant to which Kien Huat committed to exercise its proportionate share of subscription rights if the Company commenced a rights offering on the terms described in the Commitment Letter to meet the requirements of the CS Credit Facility (the “Casino Project Rights Offering”). In addition, in lieu of exercising any oversubscription rights in such a Casino Project Rights Offering, Kien Huat agreed it would enter into a standby purchase agreement to exercise all subscription rights not exercised by other holders in the Casino Project Rights Offering, upon the same terms as the other holders. For such commitment, the Company agreed to pay Kien Huat a fee of 1% of the maximum amount that may be raised in the Casino Project Rights Offering, of which 0.5% was paid upon execution of the Commitment Letter and the remaining 0.5% is due if the Casino Project Rights Offering is launched. In addition, the Company has agreed to pay for or reimburse Kien Huat for all of its out-of-pocket expenses in connection with the negotiation, execution and delivery of the Commitment Letter and the consummation of the transactions contemplated thereby. On July 18, 2014, following the approval of the Company’s Board of Directors, Audit Committee and Strategic Development Committee (the “Development Committee”), the holders of a majority of the voting power of our outstanding Voting Stock approved by written consent the issuance of the Company’s common stock in the Casino Project Rights Offering. Pursuant to the Exchange Act of 1934, as amended, and state law, such approvals were effective on September 11, 2014.

On January 5, 2015, the Company commenced a rights offering (the “January 2015 Rights Offering”) for aggregate gross proceeds of $50 million to raise a portion of the equity financing necessary to develop the Casino Project. In partial satisfaction of Kien Huat’s obligations pursuant to the Commitment Letter, in connection with the January 2015 Rights Offering, on January 2, 2015, the Company and Kien Huat entered into a standby purchase agreement (the “January 2015 Standby Purchase Agreement”). Pursuant to the January 2015 Standby Purchase Agreement, Kien Huat agreed to exercise in full its basic subscription rights granted in the January 2015 Rights Offering within ten (10) days of its grant. In addition, Kien Huat agreed it would exercise all rights not otherwise exercised by the other holders in the January 2015 Rights Offering in an aggregate amount not to exceed $50 million. On January 2, 2015, Kien Huat agreed to waive, solely with respect to the January 2015 Rights Offering, the condition precedent to the Casino Project Rights Offering that the Gaming Facility License shall have been awarded to Montreign. Under the January 2015 Standby Purchase Agreement, the Company paid Kien Huat a portion of the commitment fee described in the Commitment Letter in the amount of $250,000 and reimbursed Kien Huat for its expenses in an amount not exceeding $40,000. The January 2015 Rights Offering closed on February 6, 2015 and the Company received net proceeds of approximately $49.5 million, which are being used for the expenses relating to the pursuit of the Gaming Facility License for the Casino Project and for development purposes. If the Company is not awarded a Gaming Facility License, the remaining portion of the proceeds of the January 2015 Rights Offering will be used in its on-going operations.

On September 22, 2015, the Company and Kien Huat entered into a second amendment commitment letter (the “Second Amendment” or the “Second Amendment to the Commitment Letter”), whereby Kien Huat increased its overall equity investment commitment to the Company from $150 million plus the amount necessary to redeem the Series E Preferred Stock to an aggregate total of $375 million, which amounts include $50 million invested in the January 2015 Rights Offering pursuant to the January 2015 Standby Purchase Agreement. In particular, Kien Huat has agreed to participate in, and backstop (pursuant to the terms and conditions of standby purchase agreements, which we refer to as “Project Standby Purchase Agreements”), two additional rights offerings in support of the Company’s Casino Project and, if the parties agree to definitive terms, further involvement in the development of Adelaar, as well as to support the working capital needs of the Company and the redemption of the Series E Preferred Stock. The first additional rights offering (the “License Grant Rights Offering”), if launched, would commence no later than ten days following the Company being granted a Gaming Facility License. Kien Huat has agreed to participate in, and backstop, the License Grant Rights Offering in an amount not to exceed $290 million. In addition, the Company may determine to commence a further subsequent rights offering (the “Follow-On Rights Offering” and, together with the License Grant Rights Offering, the “Project Rights Offerings”). Kien Huat has agreed to participate in, and backstop, such Follow-On Rights Offering on the same terms and conditions and at the same subscription price as the License Grant Rights Offering in an amount not to exceed (i) $325 million less (ii) the amount of the License Grant Rights Offering. The remaining terms of the Second Amendment, which is attached as Annex A to the Information Statement, are substantially the same as the Commitment Letter and are further detailed in “The Second Amendment to the Commitment Letter—The Second Amendment” below.

On September 30, 2015, our Board of Directors approved an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Amendment”), to effect a reverse stock split in a ratio of not less than one-for-two to not more than one-for-five (the “Reverse Stock Split Proposal”). The Reverse Stock Split Proposal permits (but does not require) our Board of Directors to effect a reverse stock split of our outstanding common stock, par value $0.01 (“Common Stock”), at any time on or before December 31, 2016 by a ratio of not less than one-for-two and not more than one-for-five with the specific ratio to be fixed within this range by our Board of Directors in its sole discretion. We believe that enabling our Board of Directors to fix the timing of and the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders. In fixing the ratio, our Board of Directors may consider, among other things, factors such as: the number of shares of our Common Stock outstanding; the number of shares of our Common Stock anticipated to be issued pursuant to the Project Rights Offerings; the then-prevailing trading price and trading volume of our Common Stock; the historical trading price and trading volume of our Common Stock; the anticipated impact of the reverse stock split on the trading market for our Common Stock; and prevailing general market and economic conditions.

The reverse stock split will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware, or at the later time set forth in the Amendment. The filing may occur any time after 20 days from the date of completion of mailing of the Information Statement to our shareholders of record as of October 5, 2015. The exact timing of the filing of the Amendment will be determined by our Board of Directors based on its evaluation as to if and when such action will be the most advantageous to our Company and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the filing of the Amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, our Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

The Notice and the accompanying Information Statement are being furnished to the stockholders of the Company to advise our stockholders that the holders of a majority of the voting power of the issued and outstanding shares of the Company’s Common Stock, Series B preferred stock, par value $0.01 per share (the “Series B Preferred Stock”), and Series E Preferred Stock (together with the Common Stock and Series B Preferred Stock, the “Voting Stock”) have acted by written consent to approve (i) the sale and issuance to Kien Huat of additional shares of our Common Stock issuable upon exercise of subscription rights granted in the Project Rights Offerings (the “Rights Offering Shares”) in accordance with the terms and conditions of the Second Amendment to the Commitment Letter, and Project Standby Purchase Agreements to be executed therewith in the event the Company decides to launch such rights offerings and (ii) the Reverse Stock Split Proposal. The entry into the Second Amendment was approved by the Board of Directors of the Company, the Audit Committee and the Development Committee on September 22, 2015. The Reverse Stock Split Proposal was approved by the Board of Directors on September 30, 2015. The holders of a majority of the voting power of our Voting Stock also approved the Second Amendment and the Reverse Stock Split Proposal on October 5, 2015.

This Information Statement is being mailed on or about October 16, 2015 to stockholders of record of the Company as of the close of business on October 5, 2015 (the “Record Date”) and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 193, as amended (the “Exchange Act”). You are urged to review this Information Statement for a more complete description of transactions contemplated therein.

None of the corporate actions described above may become effective until November 5, 2015, which is at least 20 calendar days following the date on which this Information Statement will first be sent to our stockholders.

Our principal executive offices are located at c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701.

Approval of the Second Amendment to the Commitment Letter and the Reverse Stock Split Proposal

On September 22, 2015, the Company’s Board of Directors, Audit Committee and Development Committee approved, subject to stockholder approval, the transactions contemplated by the Second Amendment to the Commitment Letter. A copy of the Second Amendment is attached as Annex A to this Information Statement. On September 30, 2015, the Board of Directors approved the Reverse Stock Split Proposal, subject to stockholder approval. A copy of the proposed form of the Amendment to effect the reverse stock split is attached as Annex B to this Information Statement. The Amendment to effect the reverse stock split will include the reverse stock split ratio fixed by our Board of Directors, within the range approved by our stockholders. For more information regarding the approval of the Second Amendment to the Commitment Letter and the Reverse Stock Split Proposal, please refer to the section entitled “The Second Amendment to the Commitment Letter—Background and Reasons for the Second Amendment” and “The Reverse Stock Split Proposal—Background and Reasons for the Reverse Stock Split Proposal”.

Requirement to Obtain Stockholder Approval

We are subject to the Nasdaq Stock Market Listing Rules because our Common Stock is currently listed on the Nasdaq Global Market.

Pursuant to Nasdaq Stock Market Rule 5635(d), stockholder approval is required prior to the issuance or potential issuance by the Company of securities in a transaction other than a public offering of securities equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

We cannot currently determine the total number of shares of our Common Stock that will be issued to Kien Huat pursuant to the Second Amendment to the Commitment Letter and the Project Standby Purchase

Agreements because the number depends on a number of factors, including our need for liquidity support and the market price of our Common Stock on the day immediately prior to the commencement of the License Grant Rights Offering and during the 30-day period ending on the day immediately prior to the award of the Gaming Facility License. Due to these uncertainties, the Second Amendment to the Commitment Letter has the potential to provide for the issuance of securities to Kien Huat equal to 20% or more of the Company’s Common Stock or 20% or more of our Voting Stock for less than the greater of book or market value of the stock. As a result of the foregoing, we have determined to seek stockholder approval of the issuance of the Rights Offering Shares pursuant to the Project Rights Offerings as a result of the Second Amendment to the Commitment Letter and Project Standby Purchase Agreements.

Pursuant to Delaware law, the Reverse Stock Split Proposal and the proposed Amendment to effectuate the reverse stock split requires the affirmative votes of a majority of the issued and outstanding Common Stock of the Company.

The Action by Written Consent

On October 5, 2015, following the approval of the Company’s Board of Directors, Audit Committee and Development Committee, the holders of a majority of the voting power of our outstanding Voting Stock approved by written consent (the “Written Consent”) the issuance of the Rights Offering Shares. In addition, on October 5, 2015, following the approval by the Company’s Board of Directors, the holders of a majority of the voting power of our outstanding Voting Stock approved by the Written Consent the Reverse Stock Split Proposal. Pursuant to the Exchange Act and Delaware Law, the Company may make effective the corporate actions approved by the Written Consent 20 calendar days after this Information Statement is first sent or given to our stockholders, which would be November 5, 2015.

No Voting Required

We are not seeking a vote, authorizations or proxies from you. Our Bylaws and Section 228 (“Section 228”) of the Delaware General Corporation Law (the “DGCL”) provide that stockholders may take action without a meeting of the stockholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding Voting Stock holding not less than the minimum number of votes that would be necessary to approve such actions at a stockholders meeting. The approval by at least a majority of voting power of the outstanding Voting Stock is required to approve (i) the issuance of the Rights Offering Shares in a Casino Project Rights Offering in accordance with the terms of the Second Amendment to the Commitment Letter if the Company decides to launch such a rights offering and (ii) the Reverse Stock Split Proposal.

As of the Record Date, we had 47,624,899 shares of Common Stock and 44,258 shares of Series B Preferred Stock and 1,551,213 shares of Series E Preferred Stock issued and outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote, each share of Series B Preferred Stock entitles the holder thereof to twenty-seven hundredths (.27) of a vote and each share of Series E Preferred Sock entitles the holder thereof to twenty-five hundredths (.25) of a vote. Accordingly, a total of 48,024,653 shares are entitled to vote on the issuance of the Rights Offering Shares and the Reverse Stock Split Proposal.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. The Notice and this Information Statement serves as the notice required by Section 228.

IMPORTANT NOTICE: THIS NOTICE AND THE COMPANY’S INFORMATION STATEMENT CAN BE ACCESSED DIRECTLY AT THE FOLLOWING INTERNET ADDRESS: http://www.cstproxy.com/empireresorts/is2015.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

THE SECOND AMENDMENT TO THE COMMITMENT LETTER

Background and Reasons for the Second Amendment to the Commitment Letter

Through our wholly-owned subsidiary, MRMI, we currently own and operate Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. Monticello Casino and Raceway operates 1,110 VGMs, which includes 1,080 video lottery terminals and 30 electronic game positions (“ETGs”). VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. The 2015-2016 New York State Budget expands the statutory definition of Video Lottery Gaming which enables MRMI to operate ETGs of the games of blackjack and 3-card poker. MRMI has begun adding these types of VGMs to its facility. We also generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

In December 2012, MRMI entered into a master development agreement (the “MDA”) with EPT to develop the EPT Property. The parties envision developing a four-season destination resort, to be named Adelaar. The Montreign Resort Casino is part of the Gaming Facility, which is the initial phase of the development of Adelaar. In addition to the Casino Project, the Gaming Facility will include the Waterpark, the Golf Course and the Entertainment Village. Over the past four years, the Company has expended substantial energy on designing the Casino Project and, in conjunction with EPR, working with local and state agencies and officials to obtain the necessary permits and approvals to begin construction.

On December 17, 2014, the Company, through Montreign, was unanimously selected by the Siting Board as the sole casino applicant in our Area eligible to apply to the NYSGC for a Gaming Facility License to operate a resort casino. Since our selection by the Siting Board to apply for a Gaming Facility License, we are contemplating changes to the Casino Project, which are described in more detail in “General” above. The changes would require an increase in the previously-projected minimum capital investment we would make in the Casino Project. We expect that the planned revisions will provide incremental profit and cash flow to support the additional investment. In addition, MRMI and EPT have executed a Term Sheet reflecting contemplated changes to the Option Agreement between MRMI and EPT, which was originally dated December 21, 2011 and last amended on June 20, 2014. The Option Agreement grants to MRMI the sole and exclusive option to lease the portion of the EPT Property on which the Casino Project will be developed. The Term Sheet contemplates, among other things, amendments to the Option Agreement that would require MRMI and/or its affiliates to lease the parcels on which the Golf Course and Entertainment Village will be located in addition to the Casino Project parcel in connection with the exercise of the Option Agreement for the portion of the EPT Property on which the Casino Project will be built. The Term Sheet also includes proposed terms on which MRMI and/or its affiliates would be responsible for developing the Golf Course and Entertainment Village, in addition to the Casino Project, and EPR would be responsible for developing the Waterpark. The proposed changes to the Casino Project is subject to the approval of, among others, the NYSGC. The Company received the approval of the Town Board and the Planning Board in relation to the proposed changes to the Casino Project. The Term Sheet is for discussion purposes only and is not binding on either MRMI or EPT until definitive agreements are executed and the terms of such definitive agreements may be subject to regulatory review and/or approval.

Effective as of June 30, 2013 (the “Closing Date”), the Company, Kien Huat, Colin Au Fook Yew (“Au”) and Joseph D’Amato (“D’Amato” and, together with the Company, Kien Huat and Au, the “Company Parties”) consummated the closing of a Settlement Agreement and Release (the “Settlement Agreement”) with Stanley Stephen Tollman (“Tollman”) and Bryanston Group, Inc. (“Bryanston Group” and, together with Tollman, the “Bryanston Parties”). Pursuant to the Settlement Agreement, the Company Parties and the Bryanston Parties agreed to the settlement of certain claims relating to shares of Series E Preferred Stock held by the Bryanston Parties (the “Bryanston Shares”) and that certain Recapitalization Agreement, dated December 10, 2002, by and between, among others, the Bryanston Parties and a predecessor to the Company (the “Recapitalization

Agreement”), pursuant to which the Bryanston Parties acquired the Series E Preferred Stock. On the Closing Date, the Recapitalization Agreement terminated and ceased to have any further force and effect as between the Bryanston Parties and the Company. In consideration for the mutual release of all claims, the Company will redeem, purchase and acquire the Series E Preferred Stock from the Bryanston Parties in accordance with the timeline and payment schedule outlined in the Settlement Agreement and based upon the closing by the Company of third party financing in an aggregate amount sufficient to enable the Company to complete the construction of the Casino Project. On June 30, 2013 all Series E Preferred Stock held by Tollman was redeemed for approximately $1.5 million.

Effective May 29, 2014, the Company Parties and the Bryanston Parties entered into a side letter amendment to the Settlement Agreement (the “Settlement Amendment”), pursuant to which the payment schedule outlined in the Settlement Agreement was revised. Pursuant to the Settlement Amendment, the Company may, at its sole discretion, redeem the outstanding Bryanston Shares at the purchase price specified in the Settlement Agreement at any time. Moreover, the Company shall be required to redeem the Bryanston Shares, upon being awarded a Gaming Facility License by the NYSGC and paying the required license fee, at a purchase price specified in the Settlement Agreement. Unless and until the Company acquires the outstanding Bryanston Shares pursuant to the Settlement Amendment, the existing terms and conditions of the Settlement Agreement remain unaffected and the obligations unmodified.

To support the contemplated changes to the Casino Project and, if the parties agree to definitive terms, the expansion of the Company’s role at Adelaar to include the development of the Golf Course and Entertainment Village, as well as to finance the redemption of the Bryanston Shares and to provide additional working capital to the Company, the Company and Kien Huat entered into the Second Amendment to the Commitment Letter on September 22, 2015. Pursuant to the Second Amendment to the Commitment Letter, Kien Huat increased its overall equity investment commitment to the Company from $150 million plus the amount necessary to redeem the Series E Preferred Stock to an aggregate total of $375 million, which amounts include the $50 million invested in the January 2015 Rights Offering pursuant to the January 2015 Standby Purchase Agreement. In particular, Kien Huat has agreed to participate in, and backstop, two additional rights offerings. The License Grant Rights Offering, if launched, would commence no later than ten days following the Company being granted a Gaming Facility License. Kien Huat has agreed to participate in, and backstop, the License Grant Rights Offering in an amount not to exceed $290 million. In addition, the Company may determine to commence a Follow-On Rights Offering. Kien Huat has agreed to participate in, and backstop, such Follow-On Rights Offering on the same terms and conditions and at the same subscription price as the License Grant Rights Offering in an amount not to exceed (i) $325 million less (ii) the amount of the License Grant Rights Offering.

On January 30, 2012, the Board of Directors formed the Development Committee for the purpose of assisting the Company’s staff with the Adelaar Project and Casino Project. The Company retained independent advisors, including, among others, legal counsel and Moelis & Company LLC (“Moelis”) to assist the Company and the Development Committee in evaluating the transaction and financing alternatives regarding the Casino Project. Mr. Gregg Polle, a director of the Company, is a managing director of Moelis. Mr. Polle refrained from participating in the discussion of the Moelis engagement, which was approved by the remaining independent members of the Company’s Board of Directors. Mr. Polle also did not participate on the deal team that provided services to the Company. The Board of Directors and the Development Committee consulted with legal counsel, its financial advisors and the Company’s senior management in evaluating means of financing the Casino Project. During its initial meetings, the Development Committee’s legal counsel informed the Development Committee of its obligations to the Company and its stockholders. Subsequent to being engaged in December 2013, Moelis discussed with the Development Committee a list of entities to approach as potential equity investors in the Casino Project. After a number of additional Development Committee meetings, Moelis provided members of the Development Committee with an update of possible equity financing sources and noted to members the feedback provided by such potential equity investors. Members of the Development Committee also met with representatives of Kien Huat, our largest stockholder, on multiple occasions, who expressed an interest in providing a backstop commitment if the Company launched a rights offering to raise equity capital in support of the Casino Project. Upon receiving from Kien Huat a preliminary commitment letter that set forth the terms upon which Kien Huat would enter into a standby purchase agreement, the Development Committee met with legal counsel and Moelis to review and discuss the negotiation of the proposed commitment letter. During the next several weeks, the Development Committee met with legal counsel, Moelis and the Company’s senior management on a number of occasions and directed the legal counsel and the Company’s senior management to continue negotiating with Kien Huat. On June 26, 2014, the Board of Directors, the Audit Committee and Development Committee approved the Commitment Letter and declared that the transactions contemplated thereby are fair to, and in the best interest of, the Company and its stockholders. On July 18, 2014, the holders of a majority of the Voting Stock approved by written consent the issuance of Common Stock in the Casino Project Rights Offering. Such approval was effective as of September 11, 2014.

Beginning in January 2015, Moelis, acting at the direction of the Development Committee, approached debt financing sources regarding potential commitments to finance the increased minimum capital investment we would make in the Casino Project. In May 2015, August 2015 and September 2015, Moelis provided members of the Development Committee updates of its discussions with such potential debt financing sources. In August 2015, Moelis, the Development Committee and legal counsel also discussed the increased equity commitments that would be necessary to finance such minimum capital investment and the possibility of obtaining such equity financing with an increase in Kien Huat’s existing backstop commitment if the Company launched a rights offering or with alternative equity financing sources. Following such discussion, the Development Committee proposed to approach Kien Huat to discuss increasing such existing backstop commitment. In August 2015, members of the Development Committee met with representatives of Kien Huat, on multiple occasions, to discuss a potential increase to Kien Huat’s existing commitment in the Commitment Letter and Kien Huat expressed an interest in increasing such backstop commitment. During the next several weeks, members of the Development Committee discussed the terms of an amendment to the Commitment Letter to effect such increased commitment with legal counsel, Moelis and the Company’s senior management on a number of occasions and directed legal counsel and the Company’s senior management to negotiate such an amendment to the Commitment Letter with Kien Huat. On September 22, 2015 the Board of Directors, the Audit Committee and Development Committee approved the Second Amendment and declared that the transactions contemplated thereby are fair to, and in the best interest of, the Company and its stockholders.

Other Agreements with Kien Huat

Investment Agreement

On August 19, 2009, we entered into that certain investment agreement (the “Investment Agreement”) with Kien Huat, pursuant to which (i) we issued to the Kien Huat 2,268,063 shares of Common Stock (the “First Tranche”), or approximately 19.9% of the outstanding shares of Common Stock on a pre-transaction basis, for aggregate consideration of $11 million, and (ii) agreed, following stockholder approval of the transaction, to issue an additional 9,233,951 shares of Common Stock to Kien Huat (the “Second Tranche”) for additional consideration of $44 million. The Company held a special meeting of stockholders on November 10, 2009, at which stockholders approved, among other things, the issuance of the shares and related proposals to facilitate the Second Tranche. The closing of the Second Tranche occurred on November 12, 2009, at which time we issued an additional 9,233,951 shares of Common Stock.

As a result of the closing of the Second Tranche, as of November 12, 2009, Kien Huat owned 11,502,014 shares of Common Stock, representing just under 50% of our voting power. As of the closing of the Second Tranche we had certain options and warrants outstanding. Under the Investment Agreement, if any of such options or warrants are exercised (and any of the first one million options or warrants issued after the closing of the First Tranche to our officers and directors who held either of such positions as of July 31, 2009), Kien Huat has the right to purchase an equal number of additional shares of Common Stock as are issued upon such exercise at the exercise price for the applicable option or warrant.

Under the terms of the Investment Agreement, Kien Huat is entitled to recommend three nominees for director whom we are required to cause to be elected or appointed to our Board of Directors, subject to the satisfaction of all legal and governance requirements regarding service as a member of our Board of Directors and to the reasonable approval of the Governance Committee of the Board of Directors. Pursuant to the Investment Agreement, in August 2014, Kien Huat recommended Joseph A. D’Amato, Emanuel Pearlman and Edmund Marinucci for appointment to serve on the Company’s Board of Directors until the 2016 annual meeting of stockholders or until their successors are elected and qualified. Kien Huat will continue to be entitled to recommend three nominees for directors for so long as it owns at least 24% of our voting power outstanding at such time, after which the number of directors whom Kien Huat will be entitled to designate for election or appointment to the Board of Directors will be reduced proportionally to Kien Huat’s percentage of ownership. Under the Investment Agreement, for so long as Kien Huat is entitled to designate nominees for directors to the Board of Directors, among other things, Kien Huat will have the right to nominate one of its nominees elected to serve as a director to serve as the Chairman of the Board, and Mr. Pearlman has been appointed to serve as Chairman of the Board pursuant to Kien Huat’s recommendation. Until such time as Kien Huat ceases to own capital stock with at least 30% of our voting power outstanding at such time, the Board of Directors will be prohibited under the terms of the Investment Agreement from taking certain actions relating to fundamental transactions involving us and our subsidiaries and certain other matters without the affirmative vote of the directors nominated by Kien Huat.

Registration Rights

Pursuant to the terms of the Investment Agreement, on August 19, 2009, the Company also entered into a Registration Rights Agreement with the Kien Huat (the “Registration Rights Agreement”). The Registration Rights Agreement provides, among other things, that Kien Huat may require that the Company file one or more “resale” registration statements, registering under the Securities Act of 1933, as amended, the offer and sale of all of the Common Stock issued or to be issued to Kien Huat pursuant to the Investment Agreement as well as any shares acquired by way of a share dividend or share split or in connection with a combination of such shares, recapitalization, merger, consolidation or other reorganization with respect to such shares. In addition, pursuant to the Second Amendment, the Company agreed to register for resale all of the Right Offering shares as well as any other unregistered shares of Common Stock held by Kien Huat.

Loan Agreement

On November 17, 2010, the Company entered into a loan agreement with Kien Huat (as amended, the “Loan Agreement”), pursuant to which Kien Huat made a loan to the Company in the principal amount of $35,000,000, subject to the terms and conditions set forth in the Loan Agreement and represented by the convertible promissory note issued to Kien Huat (the “Note”). On May 20, 2011, the Company used the proceeds of a rights offering to repay approximately $17.6 million of the Loan and the maturity date of the Note was extended to May 17, 2013. Pursuant to subsequent amendments, the maturity date of the Note was extended to March 15, 2015 and the Note bears interest at a rate of 7.5% per annum.

On March 3, 2015, the Company and Kien Huat entered into Amendment No. 3 (the “Third Amendment”) to the Loan Agreement. Pursuant to the Third Amendment, the maturity date of the loan was extended from March 15, 2015 to March 15, 2016. Additionally, pursuant to the Third Amendment, the Loan Agreement was amended to add the denial to issue a Gaming Facility License to the Company as an Event of Default. In consideration of the execution of the Third Amendment, the Company agreed to pay Kien Huat a onetime fee of $25,000 and to pay the out-of-pocket legal fees and expenses incurred by Kien Huat in an amount not to exceed $20,000. Except for these amendments, the Loan Agreement remains unchanged and in full force and effect.

The Second Amendment

This section describes the material terms of the Second Amendment to the Commitment Letter. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Second Amendment to the Commitment Letter, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement.

In the event the Company is awarded a Gaming Facility License, it currently anticipates financing the associated costs and expenses of the license award and the development of the Casino Project, and if the parties agree on definitive terms, the Golf Course and Entertainment Village with a combination of debt and equity financing. To support the contemplated changes to the Casino Project and the proposed expansion of the Company’s role at Adelaar to include the development of the Golf Course and the Entertainment Village, the Company entered into amendments to the debt and equity financing commitments initially obtained in June 2014 in support of the Company’s application for a Gaming Facility License. For the debt portion of the Company’s financing, in June 2014 Credit Suisse committed to provide a senior secured credit facility of up to a maximum amount of $478 million. On September 22, 2015, Credit Suisse and the Company entered into a further amendment to the commitment letter increasing the financing commitment Credit Suisse provided up to a maximum of $545 million. The CS Credit Facility provides that Credit Suisse may change the terms of the credit facility to ensure successful syndication. The CS Credit Facility is subject to various conditions precedent, including the Company’s receipt of a Gaming Facility License and evidence of an equity investment in the Company of up to $301 million. Please see “—Background and Reasons for the Commitment Letter” for details of the Company’s application for a Gaming Facility License.

The Company may launch a rights offering to its existing equity holders in an amount necessary to meet the equity investment requirements of the CS Credit Facility and to redeem certain outstanding Series E Preferred Stock in accordance with the Settlement Agreement. Kien Huat participated in, and backstopped, the January 2015 Rights Offering, in the amount of $50 million pursuant to the January 2015 Rights Offering Standby Purchase Agreement. The proceeds of the January 2015 Rights Offering were used for the expenses relating to the pursuit of the Gaming Facility License for the Casino Project and for development purposes. To support the contemplated changes to the Casino Project and the expansion of the Company’s role at Adelaar to include the development of the Golf Course and Entertainment Village, as well as to finance the redemption of the outstanding Bryanston Shares and to provide additional working capital to the Company, the Company and Kien Huat entered into the Second Amendment on September 22, 2015. Pursuant to the Second Amendment to the Commitment Letter, Kien Huat increased its overall equity investment commitment to the Company from $150 million plus the amount necessary to redeem the Series E Preferred Stock to an aggregate total of $375 million, which amounts include the $50 million invested in the January 2015 Rights Offering pursuant to the January 2015 Standby Purchase Agreement. In particular, Kien Huat has agreed to participate in, and backstop, two additional rights offerings. The License Grant Rights Offering, if launched, would commence no later than ten days following the Company being granted a Gaming Facility License. Kien Huat has agreed to participate in, and backstop, the License Grant Rights Offering in an amount not to exceed $290 million. In addition, the Company may determine to commence a Follow-On Rights Offering. Kien Huat has agreed to participate in, and backstop, such Follow-On Rights Offering on the same terms and conditions and at the same subscription price as the License Grant Rights Offering in an amount not to exceed (i) $325 million less (ii) the amount of the License Grant Rights Offering.

If one or both Project Rights Offerings meeting the terms described on the term sheet annexed to the Second Amendment to the Commitment Letter are launched by the Company, Kien Huat has committed to exercise its basic subscription rights. In addition, in lieu of exercising any oversubscription rights, Kien Huat has agreed to enter into a Project Standby Purchase Agreement with respect to the License Grant Rights Offering and the Follow-on Rights Offering whereby Kien Huat would commit to exercise all subscription rights not otherwise exercised by other holders, upon the same terms as the other holders. The proceeds of such Project Rights Offerings would be used in the following manner:

•	First, to redeem the outstanding Series E Preferred Stock held by the Bryanston Group in accordance with the terms of the Settlement Agreement;

•	Second, the balance of the proceeds would be used by the Company or contributed to Montreign or another subsidiary of the Company to pay Adelaar Project related expenses; and

•	Third, if all the previously described uses are met, then for the general working capital and corporate purposes.

The Second Amendment to the Commitment Letter contemplates the Project Rights Offerings based on the following terms:

•	Subscription rights to purchase shares of Common Stock of the Company would be distributed to holders of Common Stock and Series B Preferred Stock;

•	Holders of the Common Stock and Series B Preferred Stock will be entitled to oversubscription rights in respect of their pro rata portion of unpurchased shares of Common Stock in the Project Rights Offerings (although Kien Huat has agreed not to exercise this oversubscription right).

•	The maximum amount Kien Huat will backstop in the Project Rights Offerings would be $325 million, which amount does not include the $50 million invested in the January 2015 Rights Offering pursuant to the January 2015 Right Offering Backstop Agreement. Kien Huat would participate in and backstop the License Grant Rights Offering in an amount not to exceed $290 million and Kien Huat would participate in and backstop the Follow-On Rights Offering in an amount not to exceed (i) $325 million less (ii) the amount of the License Grant Rights Offering.

•	The subscription rights would have a subscription price equal to the lower of (i) 80% of the closing market price of a share of Common Stock on the day immediately prior to the commencement of the License Grant Rights Offering and (ii) the 30-day volume-weighted average price for a share of Common Stock for the period ending on the day immediately prior to the award of the Gaming Facility License.

•	Subscription rights will be transferable (other than by Kien Huat, which has agreed to exercise its allocation as described below.)

As conditions to the commencement of the Project Rights Offerings, Montreign must have been awarded a Gaming Facility License and the Company shall have maintained the effectiveness of its registration statement on Form S-3 and not have become an “ineligible issuer” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). If the Company decides to launch the License Grant Rights Offering, the parties contemplate a prospectus supplement describing the License Grant Rights Offering being filed within ten (10) days of the Company being awarded a Gaming Facility License and taking all steps necessary to complete the License Grant Rights Offering within 30 days of the filing of the prospectus supplement.

Following the consummation of the License Grant Rights Offering, the Company may, if so determined by the Board of Directors, launch a Follow-On Rights Offering, which would not be subject to any additional conditions and would be conducted on the same terms and conditions, including the same subscription price, as the License Grant Rights Offering.

Pursuant to the Second Amendment, the percentage of Kien Huat’s aggregate equity commitment payable to Kien Huat as the commitment fee remains unchanged from the Commitment Letter and is equal to 1% of the aggregate gross proceeds of the January 2015 Rights Offering, the License Grant Rights Offering and the Follow-On Rights Offering. $900,000 of the commitment fee was paid upon execution of the Commitment Letter in June 2014 and $250,000 was paid upon closing of the January 2015 Rights Offering. An additional $975,000 of the commitment fee was paid upon execution of the Second Amendment. An additional fee of 0.5% of the gross proceeds of the License Grant Rights Offering and the Follow-On Rights Offering would be payable upon the consummation of such offerings.

The shares of Common Stock to be issued to Kien Huat pursuant to the Standby Purchase Agreements executed in connection with the Project Rights Offerings shall not be registered under the Securities Act. The Company has agreed, within five (5) business days of the consummation of either the License Grant Rights Offering or the Follow-On Rights Offering, to file a registration statement covering the resale of the shares issued to Kien Huat in such Project Rights Offering and all other shares of Common Stock of the Company owned by Kien Huat and not otherwise registered under the Securities Act. In addition, Kien Huat has agreed to convert the Note into shares of Common Stock upon the earlier of the (i) consummation of the License Grant Rights Offering and (ii) the maturity date of the Note.

The foregoing description of the Second Amendment to the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Second Amendment to the Commitment Letter, a copy of which is attached as Annex A to this Information Statement and is incorporated herein by reference.

The Commitment Letter should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Kien Huat contained in this Information Statement, as well as in the filings that we have made and may make with the SEC.

REVERSE STOCK SPLIT PROPOSAL

General

Our Board of Directors unanimously voted to approve and declared advisable an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Amendment”), effecting a reverse stock split (the “Reverse Stock Split Proposal”) which combines the outstanding shares of our Common Stock into a lesser number of outstanding shares. The holders of a majority of the voting power of our outstanding Voting Stock approved by written consent the Reverse Stock Split Proposal. Our Board of Directors will have the sole discretion to effect the Amendment and reverse stock split at any time prior to December 31, 2016, and to fix the specific ratio for the combination, provided that the ratio would be not less than one-for-two and not more than one-for-five. Our Board of Directors will also have discretion to abandon the Amendment prior to its effectiveness without further action by our stockholders.

Pursuant to the Investment Agreement with Kien Huat, the members of the Board of Directors nominated by Kien Huat must approve any amendment to the Company’s Amended and Restated Certificate of Incorporation. Each of Messrs. D’Amato, Pearlman and Marinucci, the nominees of Kien Huat, voted to approve the Reverse Stock Split Proposal.

The Reverse Stock Split Proposal permits (but does not require) our Board of Directors to effect a reverse stock split of our outstanding Common Stock at any time by a ratio of not less than one-for-two and not more than one-for-five with the specific ratio to be fixed within this range by our Board of Directors in its sole discretion. We believe that enabling our Board of Directors to fix the timing and specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders. In fixing the ratio, our Board of Directors may consider, among other things, factors such as: the number of shares of our Common Stock outstanding; the number of shares of our Common Stock anticipated to be issued pursuant to the Project Rights Offerings; the then-prevailing trading price and trading volume of our common stock; the historical trading price and trading volume of our common stock; the anticipated impact of the reverse stock split on the trading market for our common stock; and prevailing general market and economic conditions.

The Reverse Stock Split Proposal, as approved by our stockholders, will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware, or at the later time set forth in the Amendment. The filing may occur any time after 20 days from the date of completion of mailing of this Information Statement to our stockholders of record. The exact timing of the filing of the Amendment will be determined by our Board of Directors based on its evaluation as to if and when such action will be the most advantageous to our Company and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the filing of the Amendment and the Reverse Stock Split Proposal if, at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, our Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

Although the Reverse Stock Split Proposal will not have any dilutive effect on our stockholders, the proportion of Common Stock owned by our stockholders relative to the number of shares of Common Stock authorized for issuance will decrease because the Reverse Stock Split Proposal does not change the current authorized number of shares of Common Stock of 150 million. The remaining authorized shares may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products. In order to support our projected need for additional equity capital and to provide flexibility to raise the capital as necessary, our Board of Directors believes the number of shares of Common Stock we are authorized to issue should be maintained at 150 million.

The Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor to impede any specific takeover attempt.

Background and Reasons for the Reverse Stock Split Proposal

The primary purpose of the reverse stock split is to provide us with the flexibility to issue additional shares of Common Stock to facilitate future financings and/or acquisitions. Our Board of Directors further believes that an increased stock price per share (which would result from the combination of shares) may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors. We believe that the reverse stock split will make our Common Stock more attractive to a broader range of institutional and other investors. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the reverse stock split will make our Common Stock a more attractive and cost effective investment for many investors, which should enhance the liquidity available to the holders of our Common Stock. Accordingly, we believe that approval of the Reverse Stock Split Proposal is in our Company’s and our stockholders’ best interests.

Potential Disadvantages of the Reverse Stock Split Proposal

As noted above, one of the principal advantages of the reverse stock split would be to help increase the per share market price of our Common Stock by the ratio of the reverse stock split. We cannot assure you, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the reverse stock split will increase the market price of our Common Stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of our Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the reverse stock split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual holder of Common Stock would be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing holders of Common Stock in the event they wish to sell all or a portion of their position.

Although our Board of Directors believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the reverse stock split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Effecting the Reverse Stock Split

If our Board of Directors concludes that it is in the best interests of our Company and our stockholders to effect the reverse stock split, the Amendment will be filed with the Secretary of State of the State of Delaware. The actual timing of the filing of the Amendment with the Secretary of State of the State of Delaware to effect the reverse stock split will be determined by our Board of Directors. In addition, if for any reason our Board of Directors deems it advisable to do so, the reverse stock split may be abandoned at any time prior to the filing of the Amendment, without further action by our stockholders. The reverse stock split will be effective as of the date of filing with the Secretary of State of the State of Delaware (the “Effective Time”).

Upon the filing of the Amendment, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a reverse stock split ratio between one-for-two and not more than one-for-five.

Effect on Outstanding Shares, Options and Certain Other Securities

If the reverse stock split is implemented, the number of shares of our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged except for any de minimis change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the reverse stock split. The number of shares of our Common Stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

The table below sets forth the number of shares of our Common Stock and the number of shares of our Common Stock after the reverse stock split in various categories, based on 47,624,899 shares outstanding as of October 5, 2015 and assuming a reverse stock split ratio of one for three and a half, which is the mid-point of the range.

	Prior to the Reverse Stock Split	Range after the Reverse Stock Split
Authorized	150,000,000	150,000,000
Issued and Outstanding	47,624,899	13,607,114
Authorized but unissued	102,375,101	136,392,886
Reserved for issuance upon exercise of outstanding options and warrants	1,386,686	396,196

Effect on Registration and Stock Trading

Our Common Stock is currently registered under the Securities Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our Common Stock.

If the proposed reverse stock split is implemented, our Common Stock will continue to be listed on the Nasdaq Global Market under the symbol “NYNY” (although the letter “d” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the reverse stock split to indicate that the reverse stock split has occurred).

Fractional Shares, Exchange of Stock Certificates

Our Board of Directors does not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio shall be rounded up to the nearest full share. No stockholders will receive cash in lieu of fractional shares.

As of October 5, 2015, we had 224 holders of record of our Common Stock (although we have significantly more beneficial holders). We do not expect the reverse stock split to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse stock split.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-reverse stock split shares only by sending the exchange agent the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post- reverse stock split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder, if elected in the letter of transmittal, a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will hold that stockholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder will need to return a properly executed and completed letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the reverse stock split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

If and when our Board of Directors elects to effect the reverse stock split, the Amendment will concurrently therewith maintain the authorized number of shares of our Common Stock at 150 million. Accordingly, there will be no reduction in the number of authorized shares of our Common Stock in proportion to the reverse stock split ratio. As a result, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of Common Stock will be available for issuance at such times and for such purposes as our Board of Directors may deem advisable without further action by our stockholders, except as required by applicable laws and regulations. Because our Common Stock is traded on The Nasdaq Global Market, stockholder approval must be obtained, under applicable Nasdaq rules, prior to the issuance of shares for certain purposes, including the issuance of shares of our Common Stock equal to or greater than 20% of our then outstanding shares of Common Stock in connection with a private financing or an acquisition or merger, unless an exemption is available from such approval. Such an exemption would be available if our Audit Committee authorized the filing of a prior written application with Nasdaq to waive the stockholder vote requirement if it believed the delay associated with securing such vote would seriously jeopardize our financial viability and Nasdaq granted us such an exemption.

In accordance with our Certificate of Incorporation and Delaware law, our stockholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Anti-Takeover and Dilutive Effects

Our purpose of maintaining our authorized Common Stock at 150 million after the reverse stock split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of our Company. The Common Stock that is authorized but unissued provide our Board of Directors with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. These authorized but unissued shares may also be used by our Board of Directors, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Amendment would give our Board of Directors authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor to impede any specific takeover attempt.

In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding Common Stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in us. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Our Board of Directors intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (“IRC”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of September 30, 2015. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the reverse stock split.

The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the reverse stock split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

Text of Proposed Amendment, Effectiveness

The text of the proposed Amendment is set forth in Annex B to this Proxy Statement. If and when effected by our Board, the Amendment will become effective upon its filing with the Secretary of State of the State of Delaware or at such later time as noted in the Amendment.

Description of Capital Stock

General

Our authorized capital stock consists of 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of which 95,000 shares have been designated Series A Junior Participating Preferred Stock, $.01 par value per share, 821,496 shares have been designated Series B Preferred Stock, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock.

Common Stock

As of the Record Date, there were 47,624,899 shares of Common Stock outstanding and holders of record of our Common Stock.

Voting. Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the holders of Common Stock.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences The Common Stock has no preemptive, conversion or other subscription rights (other than pursuant to a Project Rights Offerings described in this Information Statement, if launched), and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

New York State Gaming Commission. Our Common Stock is transferable only subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as we hold directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of Common Stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their Common Stock if the owner does not possess such qualifications.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our Board of Directors has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders, of which an aggregate of 2,210,918 have been designated as a previously issued series of preferred stock. 44,258 shares of Series B Preferred Stock are currently outstanding and 1,551,213 shares of Series E Preferred Stock are currently outstanding.

Series A Preferred Stock

We are authorized to issue up to 40,000 shares of Series A Preferred Stock, none of which are issued and outstanding. Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in the Series A Preferred Stock should approximate the value of one share of Common Stock.

Series B Preferred Stock

We are authorized to issue up to 821,496 shares of Series B Preferred Stock, of which 44,258 shares are issued and outstanding. Each share of Series B Preferred Stock is convertible into .27 of a share of Common Stock and represents the right to .27 of a vote on all matters to be voted upon by the holders of Common Stock. The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $2.90 per annum per share of Series B Preferred Stock. This Series B dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of Common Stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the Common Stock. Finally, in the event of our liquidation, dissolution or winding up, the holders of our Series B Preferred Stock are entitled to receive a preferential distribution of $29 per share, plus all unpaid accrued dividends.

Series C Preferred Stock

We are authorized to issue up to 137,889 shares of Series C Preferred Stock, none of which are issued and outstanding. Each share of Series C Preferred Stock is convertible into 24 shares of Common Stock and represents the right to 24 votes on all matters to be voted upon by the holders of Common Stock. The holders of Series C Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $5.76 per annum per share of Series C Preferred Stock. This Series C dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of Common Stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the Common Stock. In the event of our liquidation, dissolution or winding up, the holders of our Series C Preferred Stock are entitled to receive a preferential distribution of $72 per share, plus all unpaid accrued dividends. Finally, we may, within 120 days after the occurrence of a “capital event,” elect to redeem all or a pro rata portion of the outstanding Series C Preferred Stock for the redemption price of $72 per share, plus all unpaid accrued dividends. A “capital event” is defined as a sale of our assets which results in at least a $5,000,000 excess of the purchase price paid for the assets over our basis in such assets.

Series D Preferred Stock

We are authorized to issue up to 4,000 shares of Series D Preferred Stock, none of which are issued and outstanding. The Series D Preferred Stock has a stated value of $1,000 per share and is convertible into an aggregate of 330,000 shares of Common Stock at the lesser price of $6.00 per share or the average of the two lowest closing prices of the Common Stock during the 30 consecutive trading days immediately preceding the date of conversion. Prior to conversion, the holders of Series D Preferred Stock are not entitled to vote on any matter except as required by Delaware law. The holders of shares of Series D Preferred Stock are entitled to receive a dividend of $70 per annum per share of Series D Preferred Stock, which shall increase to $150 per annum per share of Series D Preferred Stock upon the conversion of the outstanding Series D Preferred Stock into more than 330,000 shares of Common Stock. Dividends with respect to a share of Series D Preferred Stock are payable in arrears on the earlier to occur of the conversion or redemption of such share of Series D Preferred Stock. At our option, Series D Preferred Stock dividends are payable in cash or, subject to certain limitations, by delivery of that number of shares of Common Stock that the amount of accrued dividends payable would entitle the Series D Preferred Stock holder to acquire at a price per share of Common Stock equal to the lesser of $6.00 and the average of the two lowest closing prices of the Common Stock during the preceding 30 days. In the event of our liquidation, dissolution or winding up, the holders of our Series D Preferred Stock are entitled to receive a preferential distribution of $1,000 per share, plus all unpaid accrued dividends. On or after February 8, 2005, the holders of Series D Preferred Stock can demand that their Series D Preferred Stock be redeemed for that number of shares of Common Stock equal to the product of (a) the number of shares of Series D Preferred Stock surrendered and (b) a fraction, the numerator of which is the Common Stock’s current market price and the denominator of which is the lesser of $6.00 and the average of the two lowest closing prices of the Common Stock during the preceding 30 days. The holders of Series D Preferred Stock can also demand that their shares be redeemed if we default in effecting a conversion of shares of Series D Preferred Stock and such default continues for 10 days, or if we default in the payment of the stated value ($1,000 per share) or of dividends when due and such default continues for 10 days. Upon a redemption following such a default described in the prior sentence, we must pay the holders of Series D Preferred Stock demanding redemption, in cash, $1,250 per share of Series D Preferred Stock plus all accrued unpaid dividends. Finally, between the date we announce our intention to effectuate a change in our control until three days prior to such change in control, the holders of Series D Preferred Stock may demand that their Series D Preferred Stock be redeemed for 125% of the number of shares of Common Stock to which their Series D Preferred Stock would otherwise be convertible.

Series E Preferred Stock

We are authorized to issue up to 1,730,697 shares of Series E Preferred Stock, of which 1,551,213 are issued and outstanding. These shares of Series E Preferred Stock are not convertible into shares of Common Stock. However, each share of Series E Preferred Stock represents the right to .25 of a vote on all matters to be voted upon by the holders of Common Stock. The holders of Series E Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $.80 per annum per share of Series E Preferred Stock. This Series E Preferred Stock dividend accrues from the date of initial issuance and is payable on the first to occur of the redemption of such Series E Preferred Stock or our liquidation, dissolution or winding up. In the event of our liquidation, dissolution or winding up, the holders of our Series E Preferred Stock are entitled to receive a preferential distribution of $10 per share, plus all unpaid accrued dividends. Finally, we, at our option, may redeem all or part of the Series E Preferred Stock at any time for the redemption price of $10 per share, plus all accrued unpaid dividends, in cash or by delivery of a promissory note payable over three years.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws:

•	permit our Board of Directors to issue up to an additional 3,225,045 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chairman of the Board of Directors or by the Board of Directors; and

•	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Limitation of Liability; Indemnification

Our Amended and Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our Second Amended and Restated Bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information concerning beneficial ownership of our capital stock outstanding at October 5, 2015 by: (i) each stockholder known to be the beneficial owner of more than five percent of any class of our voting stock then outstanding; (ii) each of our directors and nominees to serve as director; (iii) each of our “named executive officers” as defined in Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act; and (iv) our current directors and executive officers as a group.

As of October 5, 2015 there were 47,624,899 shares of our Common Stock, 44,258 shares of Series B Preferred Stock and 1,5511,213 shares of Series E Preferred Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders.

The information regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Owned			Series B Preferred Stock		Series E Preferred Stock
Directors	Shares		Percentage	Shares	Percentage	Shares	Percentage
Edmund Marinucci	26,220	(2)	*	—	—	—	—
Joseph A. D’Amato	212,297	(3)	*	—	—	—	—
Nancy Palumbo	88,334	(4)	*	—	—	—	—
Emanuel R. Pearlman	588,144	(5)	1.2%	—	—	—	—
Gregg Polle	81,667	(6)	*	—	—	—	—
James Simon	123,541	(7)	*	—	—	—	—
Current Officers
Laurette J. Pitts	70,000	(10)	—	—	—	—	—
Charles Degliomini	108,423	(8)	*	—	—	—	—
Nanette L. Horner	70,000	(9)	—	—	—	—	—

Directors and Officers as a Group (9 people)	1,368,626	(11)	2.8%	—	—	—	—
Stockholders

Kien Huat Realty III Limited c/o Kien Huat Realty Sdn Bhd. 22nd Floor Wisma Genting Jalan Sultan Ismail 50250 Kuala Lumpur Malaysia	31,191,035	(12)	65.5%	—	—	—	—
Patricia Cohen 6138 S. Hampshire Ct. Windermere, FL 34786	—		—	44,258	100%	—	—
Bryanston Group, Inc. 2424 Route 52 Hopewell Junction, NY 12533	—		—	—	—	1,551,213	100.0%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.

(2)	Consists of 8,110 shares of our common stock owned directly by Edmund Marinucci, options that are currently exercisable into 8,110 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2016.

(3)	Consists of 17,297 shares of our common stock owned directly by Joseph A. D’Amato, options that are currently exercisable into 53,333 shares of our common stock and 141,667 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but are not vested. Of the unvested restricted stock, 8,333 restricted shares vest on November 12, 2015, 8,334 restricted shares vest on November 12, 2016, 62,500 restricted shares vest on the date on which the NYSGC authorizes the opening of the Montreign Resort Casino to the public (“Casino Date”) and the remaining 62,500 restricted shares vest at the six month anniversary of the Casino Date. 125,000 shares shall vest immediately in the event of a Change in Control (as defined in the award).

(4)	Consists of 36,668 shares of our common stock owned directly by Nancy Palumbo, options that are currently exercisable into 41,666 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2016.

(5)	Consists of 11,545 shares of our common stock owned directly by Emanuel R. Pearlman, options that are currently exercisable into 316,599 shares of our common stock and 260,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest. 10,000 restricted shares shall vest on January 4, 2016, 125,000 restricted shares vest on the Casino Date and the remaining 125,000 restricted shares vest at the six month anniversary of the Casino Date. 250,000 restricted shares shall vest immediately in the event (i) Mr. Pearlman is removed from the Board other than for cause; (ii) if he is not re-nominated by Kien Huat Realty III Limited to stand for election to the Board or (iii) upon a Change in Control (as defined in the award).

(6)	Consists of 33,334 shares of our common stock owned directly by Gregg Polle, options that are currently exercisable into 38,333 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 2016.

(7)	Consists of 61,875 shares of our common stock owned directly by James Simon, options that are currently exercisable into 51,666 shares of our common stock and 10,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2016.

(8)	Includes 8,423 shares of our common stock owned directly by Charles Degliomini, of which 923 are owned by Fox-Hollow Lane LLC, of which Charles Degliomini is the managing member, options that are currently exercisable into 41,666 shares of our common stock and 58,334 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but are not vested. Of the unvested restricted stock, 4,167 shares vest on November 12, 2015, 4,167 restricted shares vest on November 12, 2016, 25,000 restricted shares vest on the Casino Date and the remaining 25,000 restricted shares vest at the six month anniversary of the Casino Date. 50,000 shares shall vest immediately in the event of a Change in Control (as defined in the award).

(9)	Consists of 11,666 shares of our common stock owned directly by Nanette Horner and 58,334 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but are not vested. Of the unvested restricted stock, 4,167 restricted shares vest on November 12, 2015, 4,167 restricted shares vest on November 12, 2016, 25,000 restricted shares vest on the Casino Date and the remaining 25,000 restricted shares vest at the six month anniversary of the Casino Date. 50,000 shares shall vest immediately in the event of a Change in Control (as defined in the award).

(10)	Consists of 11,666 shares of our common stock owned directly by Laurette Pitts and 58,334 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but are not vested. Of the unvested restricted stock, 4,167 restricted shares vest on November 12, 2015, 4,167 restricted shares vest on November 12, 2016, 25,000 restricted shares vest on the Casino Date and the remaining 25,000 restricted shares vest at the six month anniversary of the Casino Date. 50,000 shares shall vest immediately in the event of a Change in Control (as defined in the award).

(11)	Includes options held by directors and officers of the Company that are currently exercisable into an aggregate of 551,373 shares of our common stock and 50,000 shares of restricted stock issued pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 4, 2016 and 566,669 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan which currently have voting rights but are not vested. 20,834 restricted shares vest on November 12, 2015, and 20,835 restricted shares vest on November 12, 2016, 262,500 restricted shares vest on the Casino Date and 262,500 restricted shares vest at the six month anniversary of the Casino Date.

(12)	Based on the Schedule 13D filed by Kien Huat on February 9, 2015.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this Information Statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, Attn: Secretary.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this Information Statement other than those contained in this Information Statement. If you are given any information or representations about these matters that is not discussed in this Information Statement, you must not rely on that information.

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

Annex A

Kien Huat Realty III Limited

September 22, 2015

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention:

Emanuel R. Pearlman

Chairman of the Board of Directors

Joseph A. D’Amato

Chief Executive Officer

Re: Second Amendment to the Commitment Letter

Gentlemen:

Reference is made to that certain commitment letter dated as of June 26, 2014, by and between Kien Huat Realty III Limited (“KHRL”) and Empire Resorts, Inc. (“Empire”) (together with the term sheet attached thereto, in each case as amended by that certain amendment dated as of January 2, 2015, by and between KHRL and Empire, the “Commitment Letter”), pursuant to which KHRL previously confirmed its commitment to make the Pro Rata Purchase and to execute the Standby Purchase (each as defined in the Commitment Letter), in each case in accordance with the terms, and subject to the conditions, set forth in the Commitment Letter. Capitalized or other terms used and not defined herein but defined in the Commitment Letter shall have the meanings ascribed to them in the Commitment Letter.

On December 17, 2014, the Project Subsidiary was selected by the Board to apply to the NYSGC for the award of the Gaming License for the Project to be issued by the NYSGC pursuant to The Upstate New York Gaming Economic Development Act of 2013. In order to finance a portion of certain interim costs and expenses related to the potential award of such Gaming License and the Project previously contemplated to be financed by the potential Rights Offering contemplated by the Commitment Letter, on January 2, 2015, Empire distributed to all holders of Common Stock and Series B Preferred Stock, rights (the “Initial Rights”) to purchase additional shares (the “Initial Offered Shares”) of Common Stock (the “Initial Rights Offering) which Initial Rights Offering closed on February 6, 2015.

If the Gaming License is awarded to the Project Subsidiary, in order to finance a portion of the costs and expenses related to the award of such Gaming License and the Project, Empire intends to distribute to all holders (as of a record date to be established by Empire) of outstanding shares of Common Stock and Series B Preferred Stock, rights (the “Rights”) to purchase additional shares of Common Stock (the “Offered Shares”) on the terms described in the Term Sheet annexed to the Commitment Letter as Exhibit A (the “Rights Offering”). As a result of modifications to the capital requirements of the Project Subsidiary in connection with the Project and certain other agreements among the parties, KHRL and Empire hereby agree to amend the Term Sheet applicable to the Rights Offering as follows:

1.	The section entitled “Maximum Amount to be Raised” shall be amended and restated in its entirety as follows:

Up to $325,000,000 (the “Maximum Amount”) as follows: (i) for the Rights Offering, up to $290,000,000, and (ii) for the Follow-On Rights Offering (as defined below), up to (x) the Maximum Amount less (y) the amount of the Rights Offering (the “Follow-On Rights Offering Amount”). For the avoidance of doubt, the Maximum Amount excludes the $50 million raised pursuant to rights offering launched on January 2, 2015 and closed on February 6, 2015 (the “Initial Rights Offering”).

2.	The section entitled “Commitment Fee” shall be amended and restated in its entirety as follows:

KHRL shall be entitled to an aggregate commitment fee payable in connection with the Initial Rights Offering, the Rights Offering and the Follow-On Rights Offering equal to 1.0% of the sum of (i) the Maximum Amount plus (ii) $50 million, payable as follows:

(v) $900,000 of which was paid on June 27, 2014,

(w) $250,000 of which was paid upon the closing of the Initial Rights Offering pursuant to the Standby Purchase Agreement entered into by KHRL and Empire on January 2, 2015,

(x) $975,000 which shall be paid promptly following the execution of the Second Amendment to the Commitment Letter,

(y) an amount equal to 0.5% of the amount of the Rights Offering upon the closing of the Pro Rata Purchase, and

(z) an amount equal to 0.5% of Follow-On Rights Offering Amount upon the closing of the Follow-On Pro Rata Purchase.

3.	The section entitled “Use of Proceeds” shall be amended by adding the following to the last sentence of such section:

; provided that the proceeds to be used for other costs, fees and expenses of the Project or for general working capital and corporate purposes as described above may be contributed to the Project Subsidiary or one or more other directly or indirectly wholly-owned project subsidiaries of the Issuer for such purposes in connection with the Project.

4.	The section entitled “Rights Offering and Registration Rights” shall be amended and restated in its entirety as follows:

The Issuer will file a prospectus supplement to commence the Rights Offering with the SEC on or about the tenth (10th) day following the Project Subsidiary being awarded the Gaming License and take all other necessary steps to complete the Rights Offering contemplated by this Term Sheet within thirty (30) calendar days of filing such prospectus supplement.

The shares of Common Stock to be issued to KHRL pursuant to the Standby Purchase Agreement shall not be registered under the Securities Act. The Issuer will, within 5 business days of the consummation of the Rights Offering, file a registration statement on Form S-3 (or any amendment or supplement thereto) covering the resale of all such shares, together with the resale of any other shares of Common Stock held by KHRL that are not registered under the Securities Act for public resale as of the date all of the conditions to the commencement of the Rights Offering have been met, such registration statement shall be automatically effective upon filing.

5.	The section entitled “Written Consent” shall be amended and restated in its entirety as follows:

KHRL, as holder of a majority of the shares of the Issuer entitled to vote, will execute a written consent (the “Stockholder Consent”) approving (i) the issuance of shares of Common Stock contemplated by and in accordance with the Rights Offering and the Standby Purchase and (ii) amendments to the certificate of incorporation of the Issuer to implement a reverse stock split of the Common Stock of the Issuer in connection with the Rights Offering, the ratio of which is to be determined by the board of directors of the Issuer (the “Board”).

KHRL, as holder of a majority of the shares of the Issuer entitled to vote, agrees to execute any additional written consents necessary to effect the terms of any amendments to this Term Sheet.

The Issuer will file an information statement with respect to the Stockholder Consent (the “Information Statement”) with the SEC no later than October 1, 2015.

6.	A new section entitled “Follow-On Rights Offering” shall be added as follows:

Following the consummation of the Rights Offering, the Issuer may, if determined by the Issuer’s board of directors, conduct a subsequent rights offering (a “Follow-On Rights Offering”), which Follow-On Rights Offering would (i) not be subject to any additional conditions, (ii) provide for the purchase of additional shares of Common Stock at the same price per share offered in the Rights Offering to raise an aggregate amount up to the Follow-On Rights Offering Amount, (iii) include a commitment by KHRL to (x) purchase its entire allocation of the offered shares of Common Stock (the “Follow-On Pro Rata Purchase”) and (y) to not exercise its oversubscription right, but to exercise all rights not otherwise exercised by the other holders to purchase the offered shares of Common Stock in the Follow-On Rights Offering pursuant to a standby purchase agreement on substantially the same terms as those applicable to the Standby Purchase (the “Follow-On Standby Purchase”) and (iv) otherwise be conducted on the same terms, applied mutatis mutandis, applicable to the Rights Offering described herein.

The parties hereto hereby agree that except as specifically provided in and modified by this letter agreement, the Commitment Letter is in all other respects hereby ratified and confirmed and references to the Commitment Letter shall be deemed to refer to the Commitment Letter as modified by this letter agreement. This letter agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

[signature page follows]

Sincerely,

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim Ewe Keng
Name:	Gerard Lim Ewe Keng
Title:	Authorized Signatory

Accepted as of the date above written:

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer

Annex B

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF EMPIRE RESORTS, INC.

The undersigned, for the purposes of amending the Amended and Restated Certificate of Incorporation of Empire Resorts, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141(b) of the DCGL, at a meeting of the Board held on [                    ], 2015, a resolution proposing and declaring advisable the following amendment to Article FOURTH of the Amended and Restated Certificate of Incorporation of said Corporation:

ARTICLE FOURTH

Upon the effectiveness of the amendment to the certificate of incorporation containing this sentence (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of the State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each [    ] shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall be issued scrip in registered uncertificated form which shall entitle the holder to receive a full share of Common Stock upon the surrender of such scrip aggregating a full share and subject to such other conditions as the Board of directors may impose provided, however, such scrip shall be void if not exchanged for certificates representing uncertificated full shares on or before the 30th day following the Split Effective Time. No stockholders will receive cash in lieu of fractional shares.

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment pursuant to Section 242 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation of Empire Resorts, Inc. to be duly executed by the undersigned this [    ] day of [                    ], 2015.

EMPIRE RESORTS, INC.

By:
Name: Joseph A. D’Amato
Title: Chief Executive Officer

B-1